SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SMITHFIELD FOODS, INC.

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SMITHFIELD FOODS, INC.

Notice of Annual Meeting of Shareholders

To Be Held August 28, 2002

As a shareholder of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Shareholders of the Company to be held at the Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, at 2:00 p.m. local time, on August 28, 2002, for the following purposes:

1. To elect three directors to three-year terms;

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending April 27, 2003; and

3. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only shareholders of record at the close of business on July 10, 2002 will be entitled to vote at the Annual Meeting and any adjournment thereof. The transfer books will not be closed.

We hope you can attend the Annual Meeting in person. However, even if you plan to attend, we ask that you MARK, SIGN, DATE and RETURN the enclosed proxy promptly in the enclosed self-addressed envelope, so that we may be assured of a quorum to transact business. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be completed and returned. Your proxy is revocable and will not affect your right to vote in person in the event you are able to attend the meeting.

Your attention is directed to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

MICHAEL H. COLE
SECRETARY

Smithfield, Virginia
July 31, 2002

SMITHFIELD FOODS, INC.
EXECUTIVE OFFICES
200 COMMERCE STREET
SMITHFIELD, VIRGINIA 23430
Corporate Internet Site: www.smithfieldfoods.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 28, 2002

The Annual Meeting of Shareholders of SMITHFIELD FOODS, INC., a Virginia corporation (the “Company”), will be held on August 28, 2002, at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company in connection with such meeting and any continuation or adjournment thereof.

The costs of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers and employees of the Company may solicit proxies in person or by telephone at no additional compensation. The Company will also ask record holders of Common Stock who are brokerage firms, custodians and fiduciaries to forward proxy material to the beneficial owners of such shares and upon request will reimburse such record holders for the costs of forwarding the material in accordance with customary charges. The Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost to the Company of $7,500 plus expenses.

Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Annual Meeting if he or she so desires. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies which have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PERSONS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF EACH OF THE NAMED NOMINEES FOR DIRECTOR AND FOR EACH OF THE OTHER PROPOSALS LISTED ON THE PROXY CARD. If necessary, and unless the shares represented by the proxy are voted against the proposals herein, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates without further notice, in order to solicit and obtain sufficient votes to approve any matters being considered at the Annual Meeting.

This Proxy Statement and the enclosed form of proxy are first being sent to the shareholders on or about July 31, 2002.

VOTING SECURITIES

On July 10, 2002, the record date for determining shareholders entitled to vote at the meeting, 109,013,405 shares of Common Stock and one Series B Special Voting Preferred Share, par value $1.00 (the “Series B Share”), were outstanding and entitled to vote. Each share of Common Stock entitles the holder thereof to one vote; the Series B Share entitles the holder thereof to 542,750 votes, as described further below; the total number of votes that shareholders may cast at the meeting is therefore 109,556,155. The holders of Common Stock and the holder of the Series B Share will vote together as a single group at the meeting. All voting rights are non-cumulative, so that holders of shares representing a majority of the votes cast at the Annual Meeting can elect all of the directors.

The Series B Share is held by CIBC Mellon Trust Company, as trustee (the “Trustee”). The aggregate number of votes entitled to be cast by the Trustee is equal to the number of Exchangeable Shares of Smithfield Canada Limited, a Canadian subsidiary of the Company, issued and outstanding on the record date (excluding any Exchangeable Shares held by the Company or its subsidiaries). As of the record date, there were 542,750 Exchangeable Shares issued and outstanding. The Exchangeable Shares were issued in exchange for shares of Schneider Corporation during the 1999 fiscal year and are exchangeable at any time by the holders thereof for shares of the Company’s Common Stock on a one-for-one basis. Each holder of Exchangeable Shares is entitled to instruct the Trustee to cast, in the manner instructed, one vote for each Exchangeable Share held of record by such holder on the record date. To the extent no instructions are received from a holder of Exchangeable Shares, the Trustee will not exercise the voting rights relating to such holder’s Exchangeable Shares. Holders of Exchangeable Shares will receive from the Trustee these proxy materials and directions as to the manner in which instructions may be given to the Trustee with respect to the voting of the Series B Share (or alternatively, for the granting of proxies to such holders or their designees to exercise the voting rights relating to such holders’ Exchangeable Shares).

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome on such matters.

PRINCIPAL SHAREHOLDERS

The only persons known by the Company to beneficially own more than five percent of the Company’s Common Stock as of July 10, 2002, are as follows:

	Amount and Nature of Beneficial Ownership (Number of Shares) (1)
Name and Address of Beneficial Owner							Percent of Class (2)
	Direct		Other		Total
Joseph W. Luter, III
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430	5,617,026		600,950	(3)	6,217,976	(3)	5.7%

Wendell H. Murphy, certain family members
and a related entity(4)
P.O. Box 280
Rose Hill, NC 28458	15,124,138	(4)	2,000,208	(4)	17,124,346	(4)	15.6%

(1) Pursuant to current regulations of the Securities and Exchange Commission (“SEC”), securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares the power to vote (“voting power”) or the power to dispose of (“dispositive power”) the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the “Direct” column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the “Other” column are those subject to other forms of deemed “beneficial ownership” pursuant to the aforesaid regulations, as described in the indicated footnotes.

(2) The Series B Share has voting and other rights substantially equivalent to 542,750 shares of Common Stock. See “Voting Securities” above. The percentages shown in this table have been calculated as if these 542,750 equivalent common shares were outstanding and part of the class of Common Stock. None of the persons listed in the table owns any Exchangeable Shares which would entitle him or her to direct the voting of the Series B Share.

(3) Includes 200,000 shares owned by the Smithfield-Luter Foundation, Inc., of which Mr. Luter is a co-trustee. In March 2002, Mr. Luter established the Smithfield-Luter Foundation to fund educational grants to colleges and universities for need-based undergraduate scholarships for children of Company employees and contributed 200,000 shares of Common Stock to the foundation. Also includes 950 shares held by Mr. Luter as custodian for his daughter under the Virginia Uniform Transfers to Minors Act. Also includes 400,000 shares that Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options.

(4) In connection with the Company’s purchase of Murphy Farms, Inc. and certain affiliated corporations (collectively “MFI”) in January 2000, Wendell H. Murphy, a director, and certain family members listed below (collectively the “Murphy Family Members”) entered into a shareholders agreement with the Company pursuant to which the Murphy Family Members agreed to certain restrictions relating to, among other things, the voting and disposition of their shares of Common Stock. See “Other Transactions.” For purposes of the reporting requirements of the Securities Exchange Act of 1934, these arrangements may cause the Murphy Family Members to be deemed to constitute a group; however each of the Murphy Family Members expressly disclaims the existence of such a group. As of June 30, 2002, Wendell H. Murphy holds 4,641,402 shares directly and 567,150 shares indirectly; Harry D. Murphy holds 2,565,312 shares directly and 321,630 shares indirectly; Joyce

M. Norman holds 1,578,893 shares directly and 205,124 shares indirectly; Wendell H. Murphy, Jr. holds 3,009,370 shares directly and 390,966 shares indirectly; Wendy Murphy Crumpler holds 883,937 shares directly and 114,838 shares indirectly; Stratton K. Murphy holds 979,705 shares directly and 168,590 shares indirectly; Marc D. Murphy holds 979,705 shares directly and 168,590 shares indirectly; and Angela Brown holds 485,814 shares directly and 63,112 shares indirectly. The indirect ownership of the Murphy Family Members reflects their respective interests in 2,000,000 shares held in escrow in connection with the Company’s purchase of MFI. The Murphy Family Members are entitled to receive the shares held in escrow but they do not currently have voting power or dispositive power over such shares. The Shares shown under the “Other” column also include 208 shares owned by a limited liability company, Murfam Enterprises, LLC, of which the Murphy Family Members are the sole members and may therefore be deemed to share voting power and dispositive power with respect to such shares. The amounts shown in the table do not include an additional number of shares (currently estimated at 446,872) that the Murphy Family Members are expected to become entitled to receive from the Company as the result of a post-closing purchase price adjustment in connection with the purchase of MFI.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors presently consists of 9 directors, who are divided into three classes with staggered terms. The terms of Robert L. Burrus, Jr., Carol T. Crawford, and George E. Hamilton, Jr. as directors of the Company will expire at the time of the annual meeting of shareholders. Mr. Hamilton is retiring from the Board of Directors as of the date of the Annual Meeting. Following the recommendation of the Nominating and Governance Committee, the Board of Directors recommends the re-election of Ms. Crawford and Mr. Burrus and the election of Frank S. Royal, M.D. to three-year terms.

Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable to or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year appears below.

NOMINEES FOR ELECTION TO THREE-YEAR TERMS

Name—Age—Principal Occupation—Other Information	Director Since
Robert L. Burrus, Jr. (67)	1996
Chairman and Partner in the law firm of McGuireWoods LLP, Richmond, Virginia; Director, CSX Corporation, Concepts Direct, Inc., and S&K Famous Brands, Inc.

Carol T. Crawford (59)	2000
Distinguished Visiting Professor of Law at George Mason University School of Law from January 2000 until June 2001; formerly Commissioner of the U.S. International Trade Commission from 1991 until 2000 and Assistant Attorney General of the United States from 1989 until 1990

Frank S. Royal, M.D. (62)	—
Physician; Director of HCA, Inc., SunTrust Banks, Inc., Chesapeake Corporation, Dominion Resources, Inc. and CSX Corporation

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

Name—Age—Principal Occupation—Other Information	Director Since
Joseph W. Luter, III (63)	1975
Chairman of the Board and Chief Executive Officer of the Company since 1975; Chairman of the Board, President and Chief Executive Officer of the Company from June 2000 to October 2001 and prior to May 1995

Ray A. Goldberg (75)	1999
Moffett Professor of Agriculture and Business, Emeritus, Harvard Business School; Director, RDO Farm Equipment Co.

Wendell H. Murphy (63)	2000	(1)
Private Investor; formerly Chairman of the Board and Chief Executive Officer of Murphy Farms, Inc., Rose Hill, North Carolina, a hog producer, prior to the Company’s purchase of such business in January 2000

William H. Prestage (67)	1994
Chairman of the Board, President and Chief Executive Officer of Prestage Farms, Inc., Clinton, North Carolina, a hog and turkey producer

John Schwieters (62)	2002
Vice Chairman of Perseus L.L.C., a merchant bank and private equity fund management company; formerly Managing Partner, Mid-Atlantic Region, Arthur Andersen LLP from 1989 to 2000; Director, Manor Care, Inc.

Melvin O. Wright (73)	2000
Advisor to PrimeCorp Finance, a Paris merchant bank; Prior to 1992 a Senior Vice President and Director of Dean Witter Reynolds (now Morgan Stanley Dean Witter)

No family relationship exists between any of the nominees for election as directors of the Company. Joseph W. Luter, III is the father of Joseph W. Luter, IV, an executive officer of the Company.

(1) Mr. Murphy was also a director between 1991 through 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended April 28, 2002, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of its Common Stock have been complied with, except Wendell H. Murphy, individually, was late in filing one Form 3 and five Forms 4 detailing six transactions, the Murphy Family Members (as such term is defined in footnote 4 on page 3) were late as a group in jointly filing four Forms 4 detailing 56 transactions, and the individual Murphy Family Members other than Wendell H. Murphy were collectively late in filing seven Forms 3 and 24 Forms 4 detailing 66 transactions. Several of the transactions represented by the late Forms 4 were single order transactions that resulted in reporting of several different transactions because of variations in the price.

COMMON STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following information with respect to beneficial ownership, as of July 10, 2002, of shares of Common Stock is furnished with respect to (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table appearing on page 10 of this Proxy Statement, and (iii) all current directors and executive officers as a group, together with their respective percentages:

	Amount and Nature of Beneficial Ownership Number of Shares (1)
Name						Percent of Class (2)
	Direct	Other		Total
Robert L. Burrus, Jr.	5,000	—		5,000		*
Carol T. Crawford	17,400	55,700	(3)	73,100	(3)	*
Jerry H. Godwin	—	—		—		*
Ray A. Goldberg	1,000	—		1,000		*
George E. Hamilton, Jr.	229,757	160	(4)	229,917	(4)	*
Lewis R. Little	30,000	240,000	(5)	270,000	(5)	*
Joseph W. Luter, III	5,617,026	600,950	(6)	6,217,976	(6)	5.7%
Wendell H. Murphy	4,641,402	12,482,944	(7)	17,124,346	(7)	15.6%
C. Larry Pope	160,000	142,000	(8)	302,000	(8)	*
William H. Prestage	1,600	240,000	(9)	241,600	(9)	*
Frank S. Royal, M.D.	—	—		—		*
John Schwieters	4,000	—		4,000		*
Joseph B. Sebring	20,900	80,000		100,900		*
Melvin O. Wright	32,000	1,000		33,000		*
All current directors and executive officers as a group (18 persons)	11,850,353	14,971,083	(10)	26,821,436	(10)	24.3%

* Less than 1% of class

(1) Pursuant to current regulations of the Securities and Exchange Commission, securities must be listed as “beneficially owned” by a person who directly or indirectly has or shares voting power or dispositive power with respect to the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, whether upon the exercise of a stock option or warrant, conversion of a convertible security or otherwise. Shares of Common Stock listed under the “Direct” column are those which are owned and held as outstanding shares and over which such person, except as noted below, has sole voting power and sole dispositive power. Shares shown under the “Other” column include other forms of “beneficial ownership” pursuant to the aforesaid regulations, as described in the indicated footnotes.

(2) The Series B Share has voting and other rights substantially equivalent to 542,750 shares of Common Stock. See “Voting Securities” above. The percentages shown in this table have been calculated as if these 542,750 equivalent common shares were outstanding and part of the class of Common Stock. None of the persons listed in the table owns any Exchangeable Shares that would entitle him to direct the voting of the Series B Share.

(3) Includes 43,400 shares owned by defined benefit plans of which Mrs. Crawford is a co-trustee, 8,800 shares owned by Mrs. Crawford’s husband, 3,000 shares held by a partnership in which Mrs. Crawford’s husband is a partner, and 500 shares held by Mrs. Crawford as custodian for her grandchildren. Mrs. Crawford disclaims beneficial ownership of all 55,700 shares.

(4) Includes 160 shares owned by Mr. Hamilton’s wife of which Mr. Hamilton disclaims beneficial ownership.

(5) Includes 240,000 shares subject to presently exercisable stock options.

(6) Includes 200,000 shares owned by the Smithfield-Luter Foundation (see footnote 3 to the table of principal shareholders on page 3). Also includes 950 shares held by Mr. Luter as custodian for his daughter. Also includes 400,000 shares subject to presently exercisable stock options.

(7) Includes (a) 10,482,736 shares held directly by Murphy Family Members other than Mr. Murphy, (b) 2,000,000 shares held in escrow that the Murphy Family Members are entitled to receive but as to which they do not currently have voting power or dispositive power and (c) 208 shares held by a limited liability company of which the Murphy Family Members are the sole members and may be deemed to share voting power and dispositive power with respect to such shares. Mr. Murphy disclaims beneficial ownership of the shares held directly by the other Murphy Family Members and all but 567,150 of the shares held in escrow. Excludes additional shares (currently estimated at 446,872) that the Murphy Family Members are expected to become entitled to receive from the Company as the result of a post-closing purchase price adjustment. See footnote 4 to the table of principal shareholders on page 3.

(8) Includes 2,000 shares owned by Mr. Pope’s son with respect to which Mr. Pope disclaims beneficial ownership. Also includes 140,000 shares subject to presently exercisable stock options.

(9) Reflects 240,000 shares owned by Prestage Farms, Inc., of which Mr. Prestage is an officer, director and the principal shareholder. Prestage Farms, Inc. has sole voting power and sole dispositive power with respect to such shares.

(10) Includes 895,000 shares subject to presently exercisable stock options.

BOARD OF DIRECTORS AND COMMITTEES

The Company has an Executive Committee, an Audit Committee, a Compensation Committee, a Pension and Investment Committee, and a Nominating and Governance Committee of the Board of Directors.

The Executive Committee is composed of Messrs. Luter and Burrus and, with certain limitations, exercises the power of the Board of Directors between Board meetings. The Executive Committee held no meetings in fiscal 2002.

The Audit Committee is composed of Messrs. Schwieters, Burrus and Wright. The principal functions of the Audit Committee include recommending to the Board of Directors a firm to be engaged by the Company as its independent auditors, reviewing with the independent auditors the scope and results of their audits, reviewing with the independent auditors and management the Company’s accounting and reporting principles, policies and practices, overseeing the internal audit process and reviewing the adequacy of the Company’s accounting and financial controls. The committee held five meetings in fiscal 2002.

The Compensation Committee is composed of Ms. Crawford and Messrs. Burrus and Goldberg. The principal functions of the Compensation Committee are to establish overall compensation policies for the Company, to review recommendations submitted to it by the Company’s management with respect to the compensation of the officers of the Company and its subsidiaries and the directors of the Company, and to make such recommendations to the Board of Directors of the Company as its review indicates. The committee held two meetings in fiscal 2002.

The Pension and Investment Committee is composed of Messrs. Schwieters and Wright. The committee was formed in fiscal 2003. The primary responsibility of the Pension and Investment Committee is to exercise oversight on the operation and funding of the Company’s Internal Revenue Code qualified and non-qualified retirement plans. In exercising this oversight function, the Committee has the overall responsibility for designing, approving, evaluating and investing the assets of the retirement plans on behalf of the Board of Directors.

The Nominating and Governance Committee is composed of Messrs. Burrus, Schwieters and Wright. The committee was formed in fiscal 2003. The principal functions of the Nominating and Governance Committee are (i) to identify individuals qualified to become directors and to recommend to the Board of Directors the selection of the director nominees for the next annual meeting of shareholders, (ii) to recommend to the Board of Directors the individual directors to serve on the committees of the Board of Directors, and (iii) to recommend to the Board of Directors a set of corporate governance guidelines for the Company. The Nominating and Governance Committee also considers nominations for director made by shareholders of the Company. The committee will consider shareholder recommendations for director sent to the Nominating and Governance Committee, c/o Michael H. Cole, Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

The Board of Directors held four meetings during fiscal 2002. All directors attended 75% or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.

Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $20,000, $6,000 for each board meeting attended, $1,500 for each committee meeting attended if the committee meeting was not held in connection with, or on the same day as, a board meeting, and $1,000 for each telephonic board meeting attended, plus reimbursement of travel expenses incurred in connection with such attendance. If multiple committees with the same membership meet on the same day, only one meeting fee is paid.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter, adopted by the Board of Directors, in accordance with applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. Each of the members of the Audit Committee is independent, as defined by the New York Stock Exchange.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee meets privately with both the internal and independent auditors, each of whom has unrestricted access to the committee. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommended that Ernst & Young LLP be retained as the Company’s independent auditors for the fiscal year ending April 27, 2003.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by Ernst & Young LLP has been carried out in accordance with generally accepted auditing standards.

Audit Committee

John Schwieters, Chairman
Robert L. Burrus, Jr.
Melvin O. Wright

EXECUTIVE COMPENSATION

The table below sets forth, for the fiscal years ended April 28, 2002, April 29, 2001 and April 30, 2000, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who on April 28, 2002, were the Company’s Chief Executive Officer and the next four most highly compensated executive officers (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long-Term Compensation Awards
		Annual Compensation (1)		Securities Underlying Options/SARS (#)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		All Other Compensation($)
Joseph W. Luter, III	2002	850,000	5,976,380	1,400,000	459,545	(2)
Chairman of the Board and	2001	850,000	7,300,466	300,000	464,064
Chief Executive Officer	2000	620,000	2,528,316	—	522,896

Joseph B. Sebring	2002	620,000	1,568,342	—	—
President of	2001	620,000	283,938	—	—
John Morrell & Co.	2000	620,000	1,071,595	—	—

C. Larry Pope	2002	600,000	1,212,899	140,000	—
President and Chief	2001	500,000	900,000	30,000	—
Operating Officer(3)	2000	350,000	550,000	—	—

Lewis R. Little	2002	620,000	1,117,577	—	—
President of	2001	620,000	1,099,055	—	—
The Smithfield Packing	2000	620,000	809,638	—	—
Company, Incorporated

Jerry H. Godwin	2002	750,000	800,000	60,000	—
President of	2001	642,000	600,000	75,000	—
Murphy-Brown LLC	2000	700,000	100,000	—	—

(1) While the Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits is not indicated since they did not exceed the lesser of $50,000 or 10% of the individual’s salary and bonus in any year.

(2) Reflects the economic benefit to Mr. Luter of the portion of the premiums paid by the Company under a split dollar life insurance agreement between the Company and an irrevocable trust established by Mr. Luter. This arrangement is designed so that if certain assumptions made as to investment performance, continuation of the agreement and other factors are realized, the Company will fully recover all such premiums upon the earlier of Mr. Luter’s death or the termination of the agreement. However, the arrangement includes a compensatory element attributable to the Company’s costs for advancing the premiums. The benefit for fiscal 2002 was determined by calculating the time value of money (using the applicable short term federal funds rate) of the premiums paid by the Company through April 28, 2002 for the period commencing on the later of the date the premiums were paid and April 30, 2001 until April 28, 2002. Under the terms of the agreement, the Company may terminate the agreement and request a refund of the premiums paid at any time upon giving written notice to the trust. The Company has been granted a security interest in the cash surrender value and death benefits of the life insurance policies equal to the sum of all premiums paid by the Company.

(3) On October 29, 2001, Mr. Pope was named President and Chief Operating Officer. Prior to October 29, 2001, Mr. Pope was Vice President and Chief Financial Officer of the Company.

The following table sets forth additional information concerning individual grants of stock options made under the 1998 Stock Incentive Plan during the last completed fiscal year to any of the Named Executive Officers:

Option Grants In Last Fiscal Year

	Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/Sh)		Expiration Date	5% ($)		10% ($)
Joseph W. Luter, III	1,000,000 200,000 200,000	(2) (3) (3)	54.20 10.84 10.84	% % %	$ $ $	18.20 20.02 21.84	5/30/11 5/30/11 5/30/11	$ $ $	11,445,882 1,925,175 1,561,176	$ $ $	29,006,113 5,437,223 5,073,223

C. Larry Pope	40,000 100,000	(2) (4)	2.17 5.42	% %	$ $	18.20 19.82	5/30/11 10/17/11	$ $	457,835 1,246,469	$ $	1,160,245 3,158,798

Jerry H. Godwin	60,000	(2)	3.25%			$18.20	5/30/11		$686,753		$1,740,367

(1) The potential realizable values in the table assume that the market price of the Company’s Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2) The options awarded to Messrs. Luter, Pope and Godwin were granted on May 30, 2001, and will become exercisable on the fifth anniversary of the grant date. The options were granted with an exercise price equal to the market price of the Company’s Common Stock on the grant date.

(3) The options awarded to Mr. Luter were granted on May 30, 2001, and will become exercisable on the fifth anniversary of the grant date. The options were granted with an exercise price above the market price of the Company’s Common Stock on the grant date.

(4) The options awarded to Mr. Pope were granted on October 17, 2001, and will become exercisable on the fifth anniversary of the grant date. The options were granted with an exercise price equal to the market price of the Company’s Common Stock on the grant date.

The table below sets forth information with respect to option exercises during fiscal 2002 and the number and value of options held at April 28, 2002 by each of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Unexercised Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY End (#) Exercisable / Unexercisable	Value (1) of Unexercised In-The-Money (2) Options at FY End ($) Exercisable / Unexercisable
Joseph W. Luter, III	—	—	400,000 / 2,000,000	$6,093,700 / $7,664,000
Joseph B. Sebring			80,000 / 160,000	$1,135,000 / $1,166,200
C. Larry Pope	—	—	140,000 / 200,000	$2,132,795 / $696,800
Lewis R. Little			290,000 / 120,000	$4,072,308 / $855,600
Jerry H. Godwin	—	—	0 / 210,000	$— / $1,335,000

(1) The dollar values are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at fiscal year-end. In each case, fair market value has been based on the last sales price of the Common Stock as reported by the New York Stock Exchange on the relevant date.

(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation Committee of the Board of Directors is composed of three directors, none of whom has been or is an officer or employee of the Company. The Compensation Committee’s primary responsibility is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of executive officers and other key employees. The Compensation Committee has the overall responsibility for designing, approving, and evaluating the Company’s executive compensation plans, policies, and programs on behalf of the Board of Directors. The Compensation Committee reports to the full Board of Directors on all matters within the Committee’s responsibilities but retains independent authority for the matters under its jurisdiction.

The Compensation Committee believes that corporate performance and, in turn, shareholder value are enhanced by an alignment between the financial interests of shareholders and those of the Company’s employees, including its senior managers. Accordingly, the Compensation Committee and the Company adhere to the concept of pay-for-performance, particularly through profit sharing arrangements for senior executives. The Company relies on incentive compensation programs to motivate employees. These programs are variable and the payments under the programs are closely tied to corporate, business unit and/or individual performance. Under these programs, a major portion of executive compensation is based on the Company’s profits in a manner that supports building shareholder value. The Company also encourages its executives to hold interests in the Company’s Common Stock and the compensation programs of the Company are designed in part to promote that objective.

It is generally the Compensation Committee’s policy that performance-based components of the Company’s compensation program be deductible for federal income tax purposes under Internal Revenue Code section 162(m).

Components of the Compensation Program

Compensation for senior management at the Company consists of three principal components: base salary, short-term incentive compensation, and long-term incentive compensation. The short-term incentive compensation programs are primarily tied to the annual financial performance of the Company or certain of its subsidiaries, usually based on profits. The long-term incentive compensation program is based on the value of the Company’s stock through stock options.

The relative levels of base salary for executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Company. Base salaries are generally established at levels sufficient to attract and retain an effective management team when considered in combination with the performance-based components of the program. Except for officers who were promoted to new positions, the base salaries of the Company’s executive officers remained basically unchanged for fiscal 2002 as compared to the previous year.

A cash bonus is the principal short-term incentive. For the Chief Executive Officer and most other executive officers, these awards are made under the performance award component of the 1998 Stock Incentive Plan and utilize formulas based on pre-tax income, either on a total Company basis or for a particular subsidiary, as the Committee finds most appropriate given the duties of the executive officer. The bonus awards may be subject to adjustment downward based on the officer’s individual performance. Bonus awards for the remaining executive officers are based primarily on individual performance, as evaluated by the Chief Executive Officer and reviewed by the Committee, with consideration given to the Company’s financial performance measured principally in terms of its pre-tax income. Consistent with the Company’s policy that a substantial portion of executive compensation be based on performance, bonus awards for executive officers in recent years have ranged from 13% to 90% of an executive officer’s total cash compensation depending on Company, relevant subsidiary and individual performance. Bonus awards for fiscal 2002 averaged approximately 70% of the total cash compensation paid to all executive officers as compared to 75% in fiscal 2001 and 68% in fiscal 2000.

Long-term incentives are provided in the form of stock options, awarded from time to time under the Company’s shareholder-approved stock option plans. The ultimate value to the employee of the stock options is dependent on the market price of the Company’s Common Stock. The Company’s stock option program ties the employee’s economic interests directly to increases in stock value. The Committee determines the amount and terms of stock option grants based on a number of factors. In evaluating management’s recommendations for the recipients and size of stock option awards, the Committee considers the level of incentive already provided by the size and status of prior grants, and a subjective evaluation of the employee’s potential contribution to the Company’s future success. During fiscal 2002, nine eligible employees (including five executive officers) were awarded stock options to acquire a total of 1,845,000 shares of Common Stock, which included a grant of 1,400,000 shares of Common Stock to Mr. Luter, discussed below.

CEO Compensation

The Compensation Committee determined the compensation of Joseph W. Luter, III, Chairman of the Board and Chief Executive Officer of the Company, for fiscal 2002 in accordance with the guidelines described above. The Committee left Mr. Luter’s base salary for fiscal 2002 unchanged from the prior year. For fiscal 2001, the

Committee increased Mr. Luter’s base salary from $620,000 to $850,000. Prior to the increase in fiscal 2001, Mr. Luter’s base salary had remained basically unchanged since fiscal 1998. Mr. Luter participates in a split dollar life insurance program that is described in the Summary Compensation Table elsewhere in the proxy statement.

Mr. Luter received a performance award for fiscal 2002 paid pursuant to the Company’s 1998 Stock Incentive Plan. The Compensation Committee believes that the strong emphasis on incentive compensation for Mr. Luter resulting from the performance award operates as an appropriate inducement for him to direct efforts at increasing Company profits. Under the performance award established for fiscal 2002, Mr. Luter received a cash bonus equal to 1% of the first $100 million of the Company’s fiscal 2002 net income before income taxes and incentive payments due to executives, and 2% of such net income in excess of $100 million. The cash bonus received by Mr. Luter represented approximately 87.5% of his total cash compensation for fiscal 2002. During fiscal 2002, Mr. Luter relinquished his position as President of the Company. In recognition of this change in Mr. Luter’s responsibilities, the Committee reduced his performance award potential for fiscal 2003. Under the fiscal 2003 performance award, Mr. Luter will be entitled to a cash bonus equal to 1% of the first $200 million of the Company’s fiscal 2003 net income before income taxes and incentive payments due to executives and 2% of such net income in excess of $200 million.

At the Company’s 2000 annual meeting, shareholders approved an increase to two million shares in the maximum individual option grant for a year under the Company’s 1998 Stock Incentive Plan. The Committee made a fiscal 2002 award of stock options to Mr. Luter under this new authorization, in substantial part as an inducement to his continued employment. The stock options entitle Mr. Luter to acquire 1,400,000 shares of Common Stock. The exercise price per share with respect to 1,000,000 of those shares was set at $18.20 (the fair market value on the grant date), 200,000 shares at $20.02 (110% of that fair market value), and 200,000 shares at $21.84 (120% of that fair market value). Subject to possible acceleration on a change in control, these stock options are first exercisable only on the fifth anniversary of the grant date and expire ten years from the grant date. Because the stock options are not exercisable until the fifth anniversary of the grant date, the Committee believes the stock options provide a strong incentive for Mr. Luter to remain as the Company’s Chief Executive Officer beyond age 65. Mr. Luter was age 62 at the date of the grant.

The fiscal 2002 stock option award supplements the stock option award of 600,000 shares of Common Stock made to Mr. Luter in fiscal 2001 by the Committee. The fiscal 2001 stock option has an exercise price of $26.44 (the fair market value on the grant date) and is not exercisable prior to Mr. Luter’s 65th birthday. Prior to these two grants, Mr. Luter had not received any stock option awards since 1994. The Committee believes the cumulative amount of the 2001 and 2002 stock option awards are appropriate in consideration of Mr. Luter’s significant contributions to the performance of the Company and the potential benefits to the Company of retaining the services of Mr. Luter past age 65.

For fiscal 2002, the Company experienced strong earnings and the compensation paid to Mr. Luter and other senior executives reflected this performance. Because of the substantial percentage of Mr. Luter’s compensation that is based solely on net income of the Company, the Committee believes that Mr. Luter’s compensation continues to reflect the Company’s philosophy of pay-for-performance.

Compensation Committee

Robert L. Burrus, Jr., Chairman
Carol T. Crawford
Ray A. Goldberg

PERFORMANCE GRAPH

The graph below presents a comparison of the Company’s five-year cumulative total return on its Common Stock with the Meat Packing Index (SIC Code 2011) and the S&P 500 Index, each prepared by Media General Financial Services, Inc., assuming that investments of $100 were made on April 25, 1997 and that dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG SMITHFIELD FOODS, INC.,
MEAT PACKING INDEX AND S&P 500 INDEX

	1997	1998	1999	2000	2001	2002
SMITHFIELD FOODS, INC.	100.00	127.13	97.67	88.11	151.19	173.64
MEAT PACKING INDEX	100.00	106.66	94.05	75.65	88.66	108.64
S&P 500 INDEX	100.00	141.07	171.85	189.26	164.71	143.91

PENSION PLANS

The Company and its subsidiaries sponsor three pension plans covering the Company’s salaried employees. The Company, Gwaltney of Smithfield, Ltd., Patrick Cudahy Incorporated, The Smithfield Packing Company, Incorporated and Brown’s of Carolina, Inc. maintain a qualified non-contributory pension plan covering their salaried employees (the “Company Plan”). A similar plan covers salaried employees of John Morrell & Co. (the “John Morrell Plan”). The salaried employees participating in the plans mentioned above whose salaries exceed $200,000 per year are also covered by a nonqualified Supplemental Pension Plan (the “Supplemental Plan”).

The qualified plans provide for retirement benefits which are a function of a participant’s average remuneration during his or her highest five consecutive calendar years of the last ten years of employment and aggregate years of service. The Supplemental Plan replaces benefits lost under the qualified plans due to the imposition of the Internal Revenue Code compensation and benefit limits. These Supplemental Plan benefits are calculated using the Company Plan’s benefit formula, reduced by the benefits payable under the Company Plan and/or the John Morrell Plan.

The following table shows the estimated annual straight-life annuity benefit payable from either qualified plan plus the Supplemental Plan, upon retirement at age 65 in 2002, based on the specific remuneration and years of service classifications set forth below.

PENSION PLAN TABLE

	Selected Years of Service
Average Remuneration
	15	20	25	30	35
$ 500,000	120,000	160,000	200,000	240,000	290,000
750,000	190,000	250,000	310,000	370,000	430,000
1,000,000	250,000	330,000	420,000	500,000	580,000
1,500,000	380,000	500,000	630,000	750,000	880,000
2,000,000	500,000	670,000	840,000	1,010,000	1,180,000
3,000,000	760,000	1,010,000	1,270,000	1,520,000	1,770,000
5,000,000	1,270,000	1,690,000	2,120,000	2,540,000	2,960,000
7,000,000	1,780,000	2,370,000	2,970,000	3,560,000	4,150,000
9,000,000	2,290,000	3,050,000	3,820,000	4,580,000	5,340,000

The remuneration covered by the Supplemental Plan consists of the cash compensation disclosed in the annual compensation reported in the Summary Compensation Table, except that it is determined on a calendar year basis. The average remuneration above is the average of the five highest calendar years’ cash compensation during the last ten years of a participant’s career.

As of April 28, 2002, Messrs. Luter, Pope, Little and Godwin are credited with 34, 22, 39 and two years of service, respectively, under the Company Plan and the Supplemental Plan. Mr. Sebring is credited with eight years of service under the John Morrell Plan and the Supplemental Plan. The benefits shown in the table are not subject to any reduction for benefits paid from other sources, including Social Security.

OTHER TRANSACTIONS

William H. Prestage, a director of the Company, is the chairman of the board, president and chief executive officer of Prestage Farms, Inc. (“PFI”), a hog and turkey producer located in Clinton, North Carolina. The Company has a market-indexed multi-year purchase agreement with PFI which obligates the Company to purchase hogs produced by PFI in Virginia, North Carolina and South Carolina. Pursuant to the purchase agreement, the Company purchased $176,443,000 of live hogs from PFI in fiscal 2002. The Company believes that the prices paid under the purchase agreement with PFI are equivalent to market.

In January 2000, the Company purchased Murphy Farms, Inc. and certain affiliated corporations (collectively “MFI”) for 22,108,792 shares of Common Stock (subject to post-closing adjustment). As a result of this transaction, the former shareholders of MFI (Wendell H. Murphy, a director, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc D. Murphy and Angela Brown) became the beneficial owners in the aggregate of 24,042,792 shares of the Company’s Common Stock which amount includes shares of Common Stock previously held by MFI, such shareholders and their affiliates. In connection with the acquisition, the Company entered into a registration rights agreement and a shareholders agreement with the former MFI shareholders. Under the registration rights agreement, each of the former MFI shareholders is entitled for a period of five years to have the Company register public resales of shares of Common Stock, subject to customary terms and conditions, in connection with certain registered offerings by the Company. The Company is not required under the registration rights agreement to file or maintain a “shelf registration” with respect to these shares. Under the shareholders agreement, each of the former MFI shareholders agreed for five years not to (i) initiate any solicitation of proxies from Company shareholders or participate in any election contest or in any proposal made under Rule 14(a)-8 of the Exchange Act; (ii) oppose, or participate in any group opposing, any management proposals presented at a shareholders meeting, or vote against any such proposals; or (iii) acquire or substantially affect control of the Company, or seek to do so. Under such agreement, such shareholders also agreed not to sell or otherwise transfer shares of Common Stock aggregating 5% or more of the then outstanding Common Stock to any one person or group. Such shareholders further agreed not to sell or transfer within any 12 month period or make any other agreement or arrangement of transfer with respect to 10% or more of the shares of Common Stock issued to any such shareholder in connection with the acquisition of MFI.

Wendell H. Murphy, a director of the Company, holds a 35% interest in Murfam Enterprises, LLC (“Murfam”) and a 1% interest in DM Farms of Rose Hill, LLC (“DM Farms”). Certain other former shareholders of Murphy Farms hold the remaining membership interests in Murfam and DM Farms. Murfam and DM Farms own certain farms that produce hogs under contract and sell feed ingredients to Murphy Farms, Inc. In fiscal 2002, the Company made payments totaling $1,375,000 to Murfam for the production of hogs and feed ingredients and received payments totaling $393,000 from Murfam for reimbursement of associated farm and other support costs. In fiscal 2002, the Company made payments of $22,903,000 to DM Farms for the production of hogs and received payments of $16,138,000 from DM Farms for reimbursement of associated farm and support costs. The Company believes that the terms of the foregoing arrangements were no less favorable to the Company than if entered into with unaffiliated parties.

In May 2001, Mr. Prestage purchased a 51% interest in Prestage-Stoecker Farms, Inc., formerly known as Stoecker Farms, Inc., a hog producer located in Ames, Iowa. In June 2002, Mr. Prestage exercised his option to acquire the remaining 49% of Prestage-Stoecker Farms. Murphy Farms and Prestage-Stoecker Farms are parties to several contracts (the “Stoecker Farms Agreements”), including (i) a feeder pig purchase agreement expiring in 2010 (which may be extended to 2012 at Murphy Farms’ option) under which Prestage-Stoecker Farms purchases its requirements of feeder pigs from Murphy Farms, (ii) a service agreement (terminable by Prestage-Stoecker Farms on 60 days’ notice) under which Murphy Farms provides the services of certain personnel to Prestage-Stoecker Farms, and (iii) a non-exclusive feed purchase agreement. In addition, Murphy Farms holds a note from, and provides certain trade terms under the Stoecker Farms Agreements to, Prestage-Stoecker Farms. The obligations of Prestage-Stoecker Farms to Murphy Farms under the note were incurred in connection with the sale of certain assets by Murphy Farms to Stoecker Farms prior to Smithfield’s acquisition of Murphy Farms in January 2000. Prestage-Stoecker Farms’ obligations to Murphy Farms are secured by liens on substantially all the assets of Stoecker Farms.

The Company believes that the terms of the Stoecker Farms Agreements are no less favorable to the Company than market. The Company estimates that during fiscal 2002, Prestage-Stoecker Farms made payments of approximately $199,042,000 to Murphy Farms under the Stoecker Farms Agreements. Business volumes at approximately this level are expected to continue, based on equivalent hog prices, while the Stoecker Farms Agreements are in effect.

The aggregate amount outstanding from Prestage-Stoecker Farms under the note and under the feeder pig purchase agreement and feed purchase agreement was approximately $70,661,000 at the end of fiscal 2002 which was also the largest amount outstanding during the fiscal year. The rate of interest under the note is 8% per annum. Murphy Farms was also paid interest on certain amounts outstanding under the feed purchase agreement at 6% per annum. Under the feeder pig purchase agreement, Prestage-Stoecker Farms pays Murphy Farms for feeder pigs only after Prestage-Stoecker Farms receives payment from its customer for them. No interest is accrued during this period.

In October 2001, the Company purchased Packerland Holdings, Inc. (“Packerland”) for 6,354,324 shares of Common Stock (including 684,151 shares subject to an escrow agreement). As a result of this transaction, Richard V. Vesta (a former shareholder of Packerland and, following the transaction, an executive officer of the Company) became the beneficial owner of 1,971,629 shares of the Company’s common stock. In connection with the acquisition, the Company entered into a registration rights agreement and a shareholders agreement with the former Packerland shareholders, including Mr. Vesta. Under the registration rights agreement, each of the former Packerland shareholders is entitled for a period of three years to have the Company register public resales of shares of Common Stock, subject to customary terms and conditions, in connection with certain registered offerings by the Company. The Company is not required under the registration rights agreement to file or maintain a “shelf registration” with respect to these shares. Under the shareholders agreement, each of the former Packerland shareholders agreed for three years not to (i) initiate any solicitation of proxies from Company shareholders or participate in any election contest or in any proposal made under Rule 14(a)-8 of the Exchange Act; or (ii) oppose, or participate in any group opposing, any management proposals presented at a shareholders meeting, or vote against any such proposals. Under such agreement, certain former Packerland shareholders, including Mr. Vesta, also agreed not to sell or otherwise transfer (i) any shares of Common Stock issued to any such shareholder in connection with the acquisition of Packerland for a period of one year; and (ii) more than 50% of the shares of Common Stock issued to any such shareholder in connection with the acquisition of Packerland during the twelve-month period commencing on the first anniversary of the acquisition of Packerland by the Company.

In December 2001 and April 2002, the Company lent Mr. Vesta an aggregate of $3,703,000 to facilitate the payment of taxes arising out of his exercise of options to purchase shares of Packerland prior to the Company’s acquisition of Packerland. The loans bear interest payable annually at a rate of 7% per annum and are secured by a pledge of 656,882 shares of Common Stock issued to Mr. Vesta in the acquisition of Packerland. The loans are due and payable in full on December 31, 2011, but are subject to acceleration to the extent Mr. Vesta sells any of the shares pledged as collateral or in the event Mr. Vesta ceases to be employed by the Company. The aggregate amount of loan principal and accrued interest outstanding as of April 28, 2002 was $3,724,101.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Robert L. Burrus, Jr., a director of the Company and a member of the Compensation Committee, is a partner in the law firm of McGuireWoods LLP, which has provided legal services to the Company on a regular basis since 1985.

PROPOSAL 2

RATIFICATION OF
SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending April 27, 2003, and is submitting this matter to the shareholders for their ratification. Ernst & Young has served as the Company’s independent auditors since May 3, 2002. One or more representatives of Ernst & Young will be present at the Annual Meeting of Shareholders to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by shareholders.

In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for fiscal 2003 to stand unless the Board of Directors finds other reasons for making a change.

Dismissal of Former Auditors

On May 3, 2002, the Company dismissed its independent auditors, Arthur Andersen LLP.

Also on May 3, 2002, the Company retained Ernst & Young as its new independent auditors. The change in auditors was ratified and approved by the Board of Directors of the Company, upon the recommendation of the Board’s Audit Committee. Ernst & Young audited the financial statements of the Company for the fiscal year ending April 28, 2002.

During the Company’s two most recent fiscal years, and the subsequent interim periods through May 3, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the Company’s two most recent fiscal years ended April 28, 2002, or during any subsequent interim period through May 3, 2002.

The audit reports issued by Arthur Andersen on the consolidated financial statements of the Company as of and for the fiscal years ended April 30, 2000 and April 29, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The Company provided Arthur Andersen with a copy of the foregoing disclosures, and a letter from Arthur Andersen confirming its agreement with these disclosures was filed with the SEC.

During the Company’s two most recent fiscal years ended April 28, 2002 and through May 3, 2002, the Company did not consult with Ernst & Young with respect to the application of accounting principles to a specified transaction or regarding any of the other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

After reasonable efforts the Company has been unable to obtain from Arthur Andersen a reissued audit report with respect to the Company’s consolidated financial statements as of and for the fiscal years ended April 30, 2000 and April 29, 2001. A copy of Arthur Andersen’s audit report issued June 5, 2001 with respect to those financial statements has been filed with the Company’s Annual Report on Form 10-K, in accordance with recently-adopted regulations of the Securities and Exchange Commission.

Audit and Other Fees

Audit Fees.    The Company incurred aggregate fees of $547,000 from Ernst & Young and $669,000 from Arthur Andersen for the 2002 annual audit (including required statutory audits).

Financial Information Systems Design and Implementation Fees.    The Company did not incur any fees from Ernst & Young or Arthur Andersen for financial information technology services for the 2002 fiscal year.

All Other Fees.    The Company incurred aggregate fees of $17,000 from Ernst & Young for business consulting services, and $1,572,000 from Arthur Andersen for all other services, including tax preparation, tax consultation, the audit of the Company’s retirement savings plans and business consulting services for the 2002 fiscal year.

The Audit Committee of the Board of Directors has considered whether and determined that the provision of services by Ernst & Young detailed in the preceding two paragraphs is compatible with maintaining Ernst & Young’s independence.

Recommendation

The Board of Directors of the Company recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year ending April 27, 2003.

OTHER MATTERS

The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters described in the Notice of Meeting. If any matters not set forth in the Notice of Meeting accompanying this proxy statement are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote thereon in accordance with their best judgment.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in the Proxy Statement

Proposals of shareholders intended to be presented at the Company’s 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting by April 2, 2003. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Other Shareholder Proposals

The Company’s Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a shareholder’s notice for nominations to be made at the 2003 Annual Meeting must be received: (i) on or after May 1, 2003 and before June 1, 2003 if the annual meeting is to be held during the months of August and September, 2003; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A shareholder who desires to bring any other business before an annual meeting (other than business which the shareholder has sought to have included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company at the address shown above and be a shareholder of record both at the time such notice is given and on the record date of the meeting. To be timely, a shareholder’s notice of such business to be brought before the 2003 Annual Meeting must be received: (i) on or after May 1, 2003 and before June 1, 2003 if the annual meeting is to be held during the months of August and September, 2003; or (ii) not less than 50 days before the annual meeting in all other cases. The notice must contain the information specified in the Bylaws regarding the shareholder giving the notice and the business proposed to be brought before the meeting.

With respect to shareholder proposals not included in the Company’s proxy statement for the 2003 Annual Meeting, the persons named in the Board’s proxy for the 2003 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 28, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY, 200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, ATTENTION: MICHAEL H. COLE, SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS,
MICHAEL H. COLE
SECRETARY

July 31, 2002

SMITHFIELD FOODS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph W. Luter, III and Michael H. Cole and each of them, proxies with full power of substitution, to vote the shares of Common Stock in Smithfield Foods, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on August 28, 2002 or any adjournments thereof.

1. Election of Directors:	☐ FOR all nominees listed (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Robert L. Burrus, Jr.	Carol T. Crawford	Frank S. Royal, M.D.
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW)
(Continued and to be signed on reverse side)

(Continued from other side)

2. Proposal to Ratify the Selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending April 27, 2003
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.            In their discretion, the proxies are authorized to vote upon such other business as may properly come before the                 meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” the election of each of the nominees named in proposal 1 and “FOR” proposal 2.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the Proxy Statement attached thereto.

Dated:                                                                     , 2002

Please sign exactly as name appears at left. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
USING THE ENCLOSED ENVELOPE.